C&D
CHARTER POWER SYSTEMS, INC.
3043 WALTON ROAD
PLYMOUTH MEETING, PA  19462
TELEPHONE (610) 828-9000









                                                          May 26, 1995


Dear Stockholder:

     It is our pleasure to invite you to the Annual Meeting of Stockholders of Charter Power Systems, Inc. to be held on Monday, June 26, 1995, at 10:00 A.M., at Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York.

     Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

     We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.

                                   Sincerely,

                                   \s\George J. Sbordone

                                   George J. Sbordone
                                   Chairman of the Board

                      CHARTER POWER SYSTEMS, INC.
                           3043 Walton Road
                 Plymouth Meeting, Pennsylvania  19462

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             June 26, 1995




     The Annual Meeting of Stockholders of Charter Power Systems, Inc. (the "Company") will be held at Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York, on Monday, June 26, 1995, at 10:00 A.M., for the following purposes:

  1. To elect directors of the Company for the ensuing year.

  2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on May 22, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF
DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Glenn M. Feit
                                   Secretary

May 26, 1995

                      CHARTER POWER SYSTEMS, INC.

                           3043 Walton Road
                 Plymouth Meeting, Pennsylvania 19462

                            PROXY STATEMENT

                    ANNUAL MEETING OF STOCKHOLDERS

                             JUNE 26, 1995

                          GENERAL INFORMATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Charter Power Systems, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held at Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York, on Monday, June 26, 1995 at 10:00 A.M., and at any adjournments thereof.

     When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of the nominees for directors set forth below; (ii) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company; and (iii) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made only by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

     The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is May 26, 1995.

                               VOTING RIGHTS

     Only holders of record of shares of Common Stock at the close of business on May 22, 1995 will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were outstanding 5,973,991 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the meeting. Voting rights are non-cumulative.

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the nine nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tab-ulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                          PRINCIPAL STOCKHOLDERS

     As of May 22, 1995, the persons listed in the following table were the only persons known to the Company (based on information set forth in Schedules 13D and 13G filed with the Securities and Exchange Commission or otherwise provided to the Company by these persons) to be the bene-ficial owners of more than five percent of the Company's outstanding shares of Common Stock. Except as otherwise noted below, each of the listed persons has sole voting and dispositive power with respect to the shares listed opposite his or its name in the table.

                                               Shares of
  Name and address of                        Common Stock      Percent
    Beneficial Owner                      Beneficially Owned  of Class
    ----------------                      ------------------  --------
Charterhouse Group International, Inc. (1)     1,745,946         29.2%
535 Madison Avenue
New York, New York 10022

Mezzanine Capital Corporation Limited (1)        598,471         10.0%
c/o Wellington Administrators (C.I.) Ltd.
Capital House Building
Bath Street - St. Helier
Jersey, Channel Islands

Robert Alvine (2)                                567,525          9.2%
55 North Racebrook Road
Woodbridge, Connecticut 06525

J. P. Morgan & Co. Incorporated (3)              433,000          7.2%
60 Wall Street
New York, New York 10260

Candace K. Weir (4)
       and
C. L. King & Associates, Inc. (4)                338,900          5.7%
9 Elk Street
Albany, New York 12207

Globe Venture Nominees Limited (1) (5)           315,730          5.3%
Hobart House
Grosvenor Place
London SW1X 7AD, England

Slough Parks Holdings Incorporated (1) (6)       315,730          5.3%
One First National Plaza
Chicago, Illinois 60603

FMR Corporation  (7)                             313,500          5.2%
82 Devonshire Street
Boston, Massachusetts 02109

Dimensional Fund Advisors Inc. (8)               310,100          5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

____________________

(1) Charterhouse Group International, Inc. ("Charterhouse") is not the record owner of any shares of Common Stock. The amount and percentage in the above table for Charterhouse are attributable to the following:

    (a) Certain stockholders (the "Investors") of the Company (of which, only each of Globe Venture Nominees Limited and Slough Parks Holdings Incorporated individually owns of record more than 5% of the Company's Common Stock) each have entered into separate Investment Management Agreements (the "Investment Management Agreements") with Charterhouse, pursuant to each of which Charterhouse manages certain investments, including the investment in Common Stock of the Company, on behalf of the Investor that is a party thereto and, in connection therewith, generally is granted authority to vote and dispose of those investments. By reason of the foregoing, the Company believes that, for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), Charterhouse may be con-sidered to be the beneficial owner of all shares of Common Stock held by the Investors (an aggregate of 1,147,475 shares or 19.2% of the outstanding shares of Common Stock). Charter-house disclaims beneficial ownership of all of such shares, and each Investor disclaims beneficial ownership of the shares held by the other Investors.

    (b) Charterhouse is a party to an Investment Advisory Agreement with Mezzanine Capital Corporation Limited ("MCC"), pursuant to which Charterhouse provides investment advice to MCC, including advice as to its investment in the Common Stock of the Company, but does not have the power to vote or dispose of any such investment on MCC's behalf. In addition, one of the stock-holders of Charterhouse is a principal stockholder of MCC, and the eleven members of MCC's Board of Directors include (i) Messrs. Merril M. Halpern and Jerome L. Katz, who are directors, executive officers and stockholders of Charterhouse and directors of the Company, (ii) three representatives of stockholders of Charterhouse, one of whom is a director of Charterhouse, (iii) two representatives of affiliates of a nonvoting stockholder of Charterhouse, and (iv) one other director of Charterhouse (who is not affiliated with any of its stockholders). By reason of the foregoing, the Company believes that, for purposes of Section 13(d) of the Exchange Act, Charterhouse may be considered to be the beneficial owner of the shares of Common Stock held by MCC. Charterhouse disclaims beneficial ownership of the shares held by MCC.

    The shares listed in the above table for Charterhouse do not include the 567,525 shares owned by Mr. Alvine. By reason of the Investment Management Agreements and the agreement between Mr. Alvine and the Investors described in footnote 2 below, Charterhouse may be deemed to have shared power to dispose of the shares owned by Mr. Alvine and, therefore, may be deemed to be the beneficial owner of those shares. Charterhouse disclaims beneficial ownership of the shares owned by Mr. Alvine.

    Each of Messrs. Halpern and Katz is the record owner of 105,579 shares or 1.8% of the outstanding shares of Common Stock. Each of them disclaims beneficial ownership of the shares of Common Stock of which Charterhouse may be considered to be the beneficial owner.

(2) Mr. Alvine (i) owns 10,000 shares acquired in a broker's transaction that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) owns 30,000 shares acquired upon the exercise of stock options, that have been registered under the Securities Act, (iii) owns 316,515 shares that have not been registered under the Securities Act, but with respect to which Mr. Alvine has a demand registration right and (iv) has a fully vested and presently exercisable option to purchase 211,010 shares, which expires April 30, 1996 (see "Certain Transactions" below). The figure for Percent of Class assumes that all 211,010 shares issuable upon exercise of such option are issued. Mr. Alvine has entered into an agreement with the Investors pursuant to which: (a) the Investors have the right to require Mr. Alvine (and, if not so required by the Investors, Mr. Alvine has the right) to participate on a pro rata basis in any sale by Charterhouse on behalf of the Investors of any shares of Common Stock owned by them; and (b) the Investors have a right of first refusal with respect to any proposed sale by Mr. Alvine of any of his shares of Common Stock.

(3) Based on Amendment No. 2 to the Schedule 13G, dated December 30, 1994, filed by J.P. Morgan & Co. Incorporated. This party has no voting power but sole dispositive power with respect to 131,900 of the shares listed opposite its name in the table.

(4) Based on the Schedule 13D, dated May 5, 1993, jointly filed by Candace K. Weir and C.L. King & Associates, Inc. Those parties have shared dispositive power and no voting power with respect to 134,300 of the shares listed opposite their names in the table.

(5) Each of The Mineworker's Pension Scheme and The British Coal Staff Superannuation Scheme indirectly beneficially owns 50% of these shares.

(6) Slough Estates PLC, the parent company of the listed entity, indirectly beneficially owns these shares.

(7) Based on the Schedule 13G, dated February 13, 1995, filed by FMR Corporation. This party has no voting power but sole dispositive power with respect to 304,700 of the shares listed opposite its name in the table.

(8) Based on the Schedule 13G, dated January 30, 1995, filed by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 310,100 shares of Charter Power Systems Inc. stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has no voting power but sole dispositive power with respect to 52,100 of the shares listed opposite its name in the table.

                           ELECTION OF DIRECTORS

    At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the nine nominees named under "Management" below. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                                MANAGEMENT

    The table below and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stock-holders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors and executive officers of the Company.
                                                   Shares of
                                                 Common Stock
                            Positions &          Beneficially  Percent
                            Offices with          Owned as of    of
  Nominees for Directors    the Company      Age    4/30/95     Class
  ----------------------    ------------     ---  -----------   -----

George J. Sbordone (1)(2)   Chairman of       75      62,000      1.0%
                             the Board
Alfred Weber (1)(2)         Director, Presi-  62     266,590      4.3%
                             dent and Chief
                             Executive Officer
Merril M. Halpern (1)(3)(5) Director          61     105,579      1.8%
Jerome L. Katz (3)(5)       Director          61     105,579      1.8%
A. Lawrence Fagan           Director          65      61,012      1.0%
Patricia R. Merrick (1)     Director          53      38,472        *
Glenn M. Feit (3)           Director and      65       1,000        *
                             Secretary
Warren A. Law (4)           Director          71       1,500        *
David Beretta (4)           Director          66       1,000        *


  Executive Officers who
    are not Directors
  ----------------------

George Branca (2)           Vice President    48      18,500         *
                             and General
                             Manager - PowerCom
                             Division
Stephen E. Markert, Jr. (2)(6)                43       5,940
                            Vice President -
                             Finance and
                             Treasurer
Leslie S. Holden (2)        Vice President -  58      18,500         *
                             Technology
Apostolos Kambouroglou (2)(6)                 52       8,500
                            Vice President
                             and General
                             Manager - Motive Power
                             Systems Division
A. Gordon Goodyear (2)      Vice President    46      14,500         *
                             and General
                             Manager - Inter-
                             national Power
                             Systems, Inc.
All directors and                                    708,672     11.3%
  officers as a
  group (14 persons)
_______________

  *  Less than 1% of outstanding shares of Common Stock.

                                    (footnotes continue on following page)

(1)  Member of the Executive Committee.

(2) The figures for shares of Common Stock beneficially owned as of April 30, 1995 include fully vested and presently exercisable options to purchase (a) 60,000 shares for Mr. Sbordone, (b) 195,000 shares for Mr. Weber, (c) 12,500 shares for Mr. Branca, (d) 2,000 shares for Mr. Markert, (e) 16,500 shares for Mr. Holden, (f) 8,500 shares for Mr. Kambouroglou and (g) 14,500 shares for Mr. Goodyear. The figures for Percent of Class assume, as to each individual only, that all shares issuable to such individual upon exercise of such options have been issued.

(3)  Member of the Compensation Committee.

(4)  Member of the Audit Committee.

(5)  See "Principal Stockholders."

(6)  Elected as Executive Officers as of February 1, 1995.

____________

     George J. Sbordone became Chairman of the Board of the Company in December 1992, having previously served as a director of the Company since February 1987. Since September 1991, Mr. Sbordone has been the Chief Executive Officer of a number of holding companies (in which a Charterhouse affiliate is a significant investor) that own several sub-sidiaries engaged in the manufacture of electronic components used in avionics, radar and communication. From January 1990 to September 1991, Mr. Sbordone was a nonstockholding Principal of Charterhouse. From 1971 until his retirement in January 1990, he was Chairman of the Board and President of Tempo Instrument Incorporated, a wholly owned subsidiary of Bowthorpe Holdings PLC and a manufacturer of electronic devices and power supplies.

     Alfred Weber has been President since joining the Company in April 1989 and became Chief Executive Officer in December 1992. He was an independent consultant from June 1987 to March 1989. From November 1986 to May 1987, Mr. Weber was President and Chief Executive Officer of Uniroyal Plastics Company, Inc. From November 1983 to October 1986, he was Vice President and General Manager of the Uniroyal Plastics Division of Uniroyal, Inc. From April 1981 to October 1983, he was Chairman and Chief Executive of Uniroyal Ltd., based in England, while simultaneously serving as Regional Vice President of Uniroyal Europe. From 1964 through April 1981, Mr. Weber held various managerial positions at several other Uniroyal companies.

     Merril M. Halpern has been a director of the Company since August 1986 and was Chairman of the Board from August 1986 until February 1989. He has been an executive officer of Charterhouse since 1973, and currently serves as its Chairman and Co-Chief Executive Officer. See "Certain Transactions." Mr. Halpern also is a director of Dreyer's Grand Ice Cream, Inc. ("Dreyer's"), a manufacturer and distributor of ice cream products; Del Monte Corporation, a processor and marketer of canned foods and vegetables; and Insignia Financial Group, Inc., a residential property management firm.

     Jerome L. Katz has been a director of the Company since August 1986. He has been an executive officer of Charterhouse since 1973 and currently serves as its President and Co-Chief Executive Officer. Mr. Katz also is a director of Cryenco Sciences, Inc., a manufacturer of sophisticated leak-tight container systems; and Dreyer's.

     A. Lawrence Fagan has been a director of the Company since January 1986. He has been an executive officer of Charterhouse since July 1983, having been Senior Vice President from July 1983 to December 1984 and Executive Vice President since then. He is also a director of CableMaxx, Inc., a wireless cable operator.

     Patricia R. Merrick has been a director of the Company since January 1986. She has been an executive officer of Charterhouse since 1977, having been Senior Vice President since May 1984.

     Glenn M. Feit has been a director and the Secretary of the Company since January 1986. He is a member of the law firm of Proskauer Rose Goetz & Mendelsohn LLP, general counsel to the Company. Mr. Feit has been engaged in the practice of law in New York since 1957.

     Warren A. Law has been a director of the Company since February 1987. He has been a Professor at the Harvard Business School since 1958 (through June 1991 in an active capacity) and currently is the Edmund Cogswell Converse Professor of Finance and Banking Emeritus.

     David Beretta became a director of the Company in May 1993. He has been a director and Vice Chairman of the Board of AMTROL Inc., a manufacturer of tanks for heating and well-water systems, since 1986 and in 1991 became its President and Chief Operating Officer. He is the former Chairman and Chief Executive Officer of Uniroyal, Inc. and has
been the President of Executive Consulting, Inc. since 1982.   Mr.
Beretta was Executive-in-Residence and a member of the teaching staff at the Graduate School of Business at the University of Rhode Island from 1982 to 1990. Mr. Beretta is also a director of Purepac Pharmaceutical Inc., a manufacturer of pharmaceuticals.

     George Branca joined C&D Batteries, the predecessor of Charter Power Systems, Inc., in 1978 as a manager of the quality assurance department. He has held the positions of Director of Quality, Director of Sales, Director of Marketing, Vice President of Marketing, Vice President and General Manager - Motive Power Systems Division and in February 1995 was appointed Vice President and General Manager - PowerCom Division.

     Stephen E. Markert, Jr. was appointed Vice President and Chief Financial Officer in February 1995. He joined the Company in May 1989 as Corporate Controller. From 1981 to 1989 he was with Decision Data Computer Corporation of Horsham, Pennsylvania where he advanced to Corporate Controller.

     Leslie S. Holden, F.R.I.C., Ph.D., joined the Company in September 1989 as Vice President - Technology. From June 1988 to September 1989, Dr. Holden was Director - Technology of Altus Corp., a manufacturer of sealed recombinant calcium lead acid batteries primarily for the uninterruptible power systems market.

     Apostolos Kambouroglou was appointed Vice President and General Manager - Motive Power Systems in February 1995. He joined the Company in March 1991 as plant manager of the Conyers, Georgia plant. He was subsequently promoted in February 1993 to Senior Director - Standby Operations and was promoted to divisional Vice President of C&D PowerCom operations in March 1994. Prior to this, he was President of Enicon Engineered Containers, Inc. of Bristol, Indiana.

     A. Gordon Goodyear, Ph.D., joined the Company in June 1991, as Vice President and General Manager - Power Electronics. Since April 1994, he has been Vice President and General Manager - International Power
Systems, Inc. Prior to joining the Company he was President of IRD Mechanalysis (Canada).

     The Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee assists the Board in its responsibilities, the Compensation Committee reviews the compensation of executives (including awards pursuant to the Company's Incentive Compensation Plan) and administers the Company's Stock Option Plan, and the Audit Committee, which is comprised of directors who are not officers or employees of the Company, reviews the scope of the independent audit, the Company's year-end financial statements and such other matters relating to the Company's financial affairs as its members deem appropriate.

     The Board of Directors held four regular meetings and one special meeting during the year ended January 31, 1995. The Compensation Committee held three meetings and the Audit Committee held two meetings. Each of the directors attended 75% or more of the meetings of the Board of Directors and each Committee of which he or she was a member in the year ended January 31, 1995.

     The Company learned during a review of its records that certain directors and officers did not file, on a timely basis, reports under
Section 16(a) of the Securities Exchange Act with regard to options granted to them under the Company's stock option plan (they have filed other required reports). The reports are summarized below. In addition, Stephen E. Markert, Jr. and Apostolos Kambouroglou, who became officers as of February 1 (after the end of the last fiscal year) failed to file initial reports under Section 16(a) on a timely basis. All reports referred to in this paragraph have now been filed.


                     Number of           Number of
  Name                Reports          Transactions
  ----               ---------         ------------

Alfred Weber             3                   3

George J. Sbordone       2                   2

Leslie S. Holden         3                   3

George Branca (1) (2)    5                   3

A. Gordon Goodyear (1)   4                   3

Gary M. Cademartori (3)  4                   4

Paul McLaughlin (4)      2                   2

______________

(1) Includes one report upon becoming an executive officer for employee stock options previously granted.

(2)  Includes one report on exercise of stock options.

(3)  Resigned effective January 31, 1995.

(4)  Resigned effective June 14, 1994.

Executive Compensation

   The following table sets forth information concerning annual and long-term compensation paid by the Company for each of the last three fiscal years to its Chairman of the Board, Chief Executive
Officer, three other executive officers and two former executive officers as of January 31, 1995 whose total annual salary and bonus for the Company for the year then ended exceeded $100,000.
                                                                     Long Term
                                       Annual Compensation          Compensation
                                       -------------------          ------------

                                                                     Securities
                                                         Other       Underlying       All
Name                                                     Annual        Options       Other
& Principal           Fiscal      Salary     Bonus    Compensation     Granted   Compensation
Position               Year      ($) (1)    ($) (2)     ($) (3)          (#)        ($) (4)
- -----------           ------     -------   ---------   ---------       -------     ----------
Alfred Weber           1995     $344,194    $232,000        --          50,000     $  4,620
  President and        1994      339,799     162,500        --             --       217,213 (9)
  Chief Executive      1993      263,604        --          --          60,000        5,187
  Officer

George J. Sbordone     1995       87,503      50,000        --          20,000         --
  Chairman of          1994       54,169      50,000        --            --           --
  the Board            1993         --          --          --          50,000         --

George Branca          1995      143,339      60,000        --          10,000        4,687
  Vice President       1994      120,005      52,500     $28,750         5,000        4,530
  and General          1993      108,190      14,000        --          10,000        2,504
  Manager - PowerCom
  Division

A. Gordon Goodyear     1995      126,642      80,000        --           9,000       70,152 (10)
  Vice President       1994      100,004      42,000        --           5,000        4,169
  and General          1993       85,003       9,000        --           7,500        1,417
  Manager - Inter-
  national Power
  Systems, Inc.

Leslie S. Holden       1995      134,172      48,000        --           8,000        4,637
  Vice President -     1994      126,672      46,500        --           5,000        4,514
  Technology           1993      113,671      12,000        --          10,000        2,419

Gary Cademartori       1995 (5)  148,339      20,000     110,750        11,000      129,073 (11)
  Former Vice          1994      135,839      57,000      57,750        10,000       63,767 (12)
  President -          1993       47,168 (7)   3,000        --          10,000        2,150 (12)
  Finance and Treasurer

Paul McLaughlin        1995 (6)   58,960         --       61,875          --        281,190 (13)
  Former Vice          1994      150,005 (8)  61,300        --           5,000        1,757
  President and        1993      114,253 (8)  11,000        --          15,000          --
  General Manager -
  PowerCom Division
______________
                                                                (footnotes begin on following page)

(1) Does not include the value of certain personal benefits. The estimated value of such personal benefits for each listed officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to that officer for the relevant fiscal year.

(2) Represents incentive compensation under the Company's Incentive Compensation Plan. Also includes payments to Messrs. Weber, Goodyear and Cademartori of $20,000 each, related to the acquisition of the PowerSystems Division of ITT.

(3) Represents amounts earned relating to the exercise of stock options.

(4)   Represents employer matching contributions under the Company's
      Savings Plan.

(5) Mr. Cademartori joined the Company on November 30, 1992 and ceased being an executive officer upon his resignation effective January 31, 1995.

(6) Mr. McLaughlin joined the Company on June 7, 1992 and ceased being an executive officer upon his resignation effective June 14, 1994.

(7) Includes a $25,000 signing payment received by Mr. Cademartori upon the commencement of his employment with the Company in fiscal year 1993.

(8) Includes a $30,000 signing payment received by Mr. McLaughlin upon the commencement of his employment with the Company in 1993 and a one-time $10,000 payment in 1994.

(9) Includes $212,471 relocation and tax gross-up reimbursement in connection with Mr. Weber's appointment as Chief Executive Officer.

(10)  Includes $65,936 relocation and tax gross-up reimbursement in 1995.

(11)  Includes $124,420 related to severance payments made in February
      1995.

(12) Includes $63,301 related to relocation and tax gross-up reimbursement in 1994 and $2,150 of relocation reimbursement in 1993.

(13) Includes $276,510 in severance payments to be paid during the period of June 1994 through March 1996.
____________

     The Company has entered into an employment agreement (as most recently amended as of January 1, 1993, the "Amended Agreement") with Mr. Weber, providing for an annual base salary, effective January 1, 1993, of $325,000, which was adjusted effective May 1, 1993 to $335,700 to reflect the increase in the Consumer Price Index since April 1992, further adjusted effective May 1, 1994 to $347,000, and has been further adjusted effective May 1, 1995 to $353,600. Mr. Weber's annual base salary is subject to further adjustment on each subsequent May 1 for any increase in the Consumer Price Index since April of the preceding year.

The Amended Agreement is renewable automatically for successive one-year terms, commencing April 30, 1994, unless terminated by either party upon at least three months advance notice to the other prior to the expiration of any term or unless terminated by Mr. Weber at any time on at least six months advance notice to the Company. The Amended Agreement also provides for a severance payment to be made if Mr. Weber elects to exercise his right to terminate the agreement upon a change of control (as defined) of the Company, in an amount equal to the annual base salary then in effect (subject to adjustment in certain circumstances for any increase in the Consumer Price Index since the commencement of the then current term). Mr. Weber is subject to certain restrictions on competition with the Company for a period of one year following termination of employment.

     The Company has also entered into employment agreements with Dr. Holden and Messrs. Branca and Goodyear. Effective October 1993, February 1993 and March 1994, respectively, their annual base salaries under these agreements were $130,000, $120,000 and $100,000, respectively, subject to increase during the course of the year by the Compensation Committee of the Board of Directors. Upon such review, effective April 1994 and April 1995, Dr. Holden's base salary was $135,000 and $140,000, respectively. Effective December 1993 and February 1995, Mr. Branca's base salary was $140,000 and $156,000, respectively. Mr. Goodyear's base salary, effective April 1994 and April 1995, was $130,000 and $145,000, respectively. Each of these agreements is renewable automatically for successive terms of one month each, unless terminated by either party upon 60 days written notice. The agreements restrict each of Dr. Holden and Messrs. Branca and Goodyear form competing with the Company for a period of one year following the termination of his employment. Each of the agreements also provides that if employment is terminated by the Company without cause or as a result of the nonrenewal of the agreement, the Company is obligated to pay the employee his base salary in effect at the date of termination for a one-year period.

     The Company has agreed to pay two special bonuses to certain of its employees, including Messrs. Weber, Branca, Holden and Goodyear, if they remain employed by the Company six months (for the first bonus payment) and one year (for the second bonus payment) after the closing of a "change of control" transaction, as defined. The amount of each bonus for Messrs. Weber, Branca, Holden and Goodyear is $86,750, $39,000, $33,750 and $32,500, respectively. If an employee is terminated without cause for any reason connected with or related to a "change of control" transaction, of if the Company seeks to relocate the employee more than 100 miles from his current place of employment and the employee chooses not to move, all special bonus amounts not yet paid are to be paid on the last day of employment.

     The Company entered into an agreement with Mr. McLaughlin upon his leaving the Company in June 1994, which provided that the Company would pay $10,000 to a consultant in respect of Mr. McLaughlin in June 1994, and would pay to Mr. McLaughlin his then current salary and certain benefits through June 7, 1995 and such salary and reduced benefits through March 7, 1996. The Company had previously entered into an employment agreement with Mr. McLaughlin containing restrictions from competing with the Company, which restrictions remain in effect through June 7, 1995.

     The Company also entered into an agreement with Mr. Cademartori upon his leaving the Company in January 1995, which provided that the Company would pay to Mr. Cademartori the aggregate amount of $124,420. Under the agreement, the Company also repurchased 5,300 shares of the Company's common stock from Mr. Cademartori for his cost, or $86,602.

Pension Plan

     The C&D Charter Power Systems, Inc. Pension Plan for Salaried Employees (the "Pension Plan") covers nonunion salaried employees of C&D Charter Power Systems, Inc. ("C&D") who either have participated in its predecessor company's pension plan or have completed one year of service with C&D. The Pension Plan is a qualified plan under Section 401(a) of the Code. The Pension Plan is a noncontributory defined benefit plan that provides for normal retirement benefits beginning at age 65 but permits early retirement benefits in certain cases, subject to a reduc-tion of benefits for employees who retire earlier than age 62. Under the Pension Plan, the pension payable at normal or late retirement equals 2.1% of a participant's "average pay" (as defined below) during the highest paid five consecutive years of the participant's last ten years of employment multiplied by the number of years of credited service up to 15 (including service with C&D's predecessor company), plus 1.6% of such average pay for each year in excess of 15 years up to a maximum of 15 additional years, reduced by .5% (the "Offset") of Covered Compensation (35-year average of the Social Security wage base ending the year prior to Social Security Normal Retirement Age) multiplied by his years of credited service up to 30 years. The term "average pay" as used in the Pension Plan was amended January 1, 1994 to include salary, overtime, executive incentive compensation, sales bonuses, 30% of sales commis-sions, and any tax deferred contributions to the Savings Plan. An unreduced disability benefit is provided after ten years of eligibility service, and a death benefit to a surviving spouse equal to approximately 50% of the value of the participant's pension benefit at the time of death is provided after five years of eligibility service or age 65. The Code places certain maximum limitations on the amount of benefit which may be payable under a qualified pension plan such as the Pension Plan. The current limitation on an employee's annual benefit is the lesser of $120,000 and the employee's average compensation for the three years that he was most highly compensated.
     The following table illustrates the total estimated annual pension benefits that would be provided upon retirement under the benefit formula described above to salaried employees for the specified remuneration and years of credited service classifications set forth below. Benefit amounts shown are computed on a straight life basis, prior to the Offset described above.
                             Years of Credited Service (1)(2)(3)
                             -----------------------------------
  Average Pay               5        10       20       30       40
  -----------           -------   -------  -------  -------  -------
  $125,000              $13,125   $26,250  $49,375  $69,375  $69,375
   150,000 (4)           15,750    31,500   59,250   83,250   83,250
   175,000               15,750    31,500   59,250   83,250   83,250
   200,000               15,750    31,500   59,250   83,250   83,250
   225,000               15,750    31,500   59,250   83,250   83,250
_______________

  (1) It is expected that Messrs. Branca, Goodyear, Holden and Weber will have 34, 22, 13 and 8 years of credited service, respec-tively, at normal retirement.

  (2) For the plan year ended December 31, 1994, the amount of remuneration, for purposes of calculations under the Pension Plan, for Messrs. Weber, Branca, Goodyear and Holden was
        $150,000.

  (3) The maximum annual benefit of $120,000 will be reduced for pension benefits which begin before, and increased for pension benefits which begin after, the participant's Social Security Normal Retirement Age.

  (4) Commencing January 1, 1994, the maximum compensation limit is $150,000. The limit for prior years is $235,840. After reflecting these limits, Mr. Weber's projected retirement benefit is $34,298 prior to offset.

Option Grants in Fiscal 1995

     The following table presents certain information concerning the stock options granted by the Company to its Chairman of the Board, Chief Executive Officer, other three named executive officers and one former executive officer pursuant to the Company's Stock Option Plan in the year ended January 31, 1995.

                             Individual Grants

                    Number of
                   Securities  % of Total
                   Underlying    Options   Exercise           Grant Date
                    Options    Granted to    Price              Present
                    Granted   Employees in    Per   Expiration    Value
Name                  (#)     Fiscal Year    Share    Date (3)   ($) (4)
- ----               ---------  ------------   ------  ---------   -------
George J. Sbordone 20,000 (1)      7.5%     $12.00    4/25/04   $147,000
Alfred Weber       50,000 (1)     18.8%      12.00    4/25/04    367,500
George Branca      10,000 (1)      3.8%      12.00    4/25/04     73,500
A. Gordon Goodyear  9,000 (1)      3.4%      12.00    4/25/04     66,150
Leslie S. Holden    8,000 (1)      3.0%      12.00    4/25/04     58,800
Gary Cademartori   11,000 (2)      4.1%      12.00    4/25/04     80,850
_______________

  (1) 50% of these options vested on April 26, 1995, with the remaining 50% to vest on April 26, 1996.

  (2) These options were forfeited effective January 31, 1995 as a result of the resignation of Mr. Cademartori.

  (3) Each option is subject to earlier termination if the officer's employment with the Company is terminated.

  (4) The stock options were valued using the Black-Scholes pricing model.


Option Exercise in Last Fiscal Year and Fiscal 1995 Year-End Option Values

     The following table presents certain information concerning the amount and value (if they were in-the-money) of all unexercised stock options held by the Company's Chairman of the Board,
President and Chief Executive Officer, three named executive officers and two former executive officers, as of January 31, 1995.

                                                                  Value of Unexercised In-
                                                                the-Money Options at 1/31/95
                                                             ----------------------------------
                Shares              Number of Securities
               Acquired            Underlying Unexercised
                  on      Value      Options at 1/31/95        Exercisable       Unexercisable
               Exercise Realized -------------------------  -----------------  ----------------
Name              (#)      ($)   Exercisable Unexercisable  Shares   Value(2)  Shares  Value(2)
- ----             ------  ------- ----------- -------------  ------  ---------  ------  --------
George J. Sbordone                  50,000       20,000     50,000 $  775,000  20,000  $175,000
Alfred Weber                       170,000 (1)   50,000    170,000  2,458,100  50,000   437,500
George Branca                        7,500       12,500      7,500     89,063  12,500   114,063
A. Gordon Goodyear                  10,000       11,500     10,000    120,313  11,500   105,313
Leslie S. Holden                    12,500       10,500     12,500    151,563  10,500    96,563
Gary Cademartori 10,500 $110,750      --           --         --         --      --        --
Paul McLaughlin  15,000   61,875      --           --         --         --      --        --


  (1)   Represents options to purchase 60,000 shares of Common Stock granted pursuant to the
        Company's Stock Option Plan and an option to purchase 110,000 shares of Common Stock granted in connection with the commencement of Mr. Weber's employment with the Company.


  (2)   Represents the excess of (i) the number of shares covered by the option multiplied by the closing price for shares of Common Stock ($20.75 a share) on January 31, 1995 over
        (ii) the aggregate exercise price of the option.

Compensation of Directors

     The Company pays each of its directors who is not a salaried employee of the Company, other than Mr. Feit, $2,000 for each meeting of the Board of Directors or any of its Committees attended. Mr. Sbordone was paid a salary of $50,000 a year to serve as Chairman of the Board, which amount was increased, effective May 1, 1994, to $100,000 a year. Mr. Sbordone was also granted an option in January 1993, pursuant to the Company's Stock Option Plan, covering 50,000 shares of Common Stock. The option vested as to 25,000 shares on January 31, 1994 and as to the remaining 25,000 shares on January 31, 1995. The exercise price of this option is $5.25, the market price of the Company's Common Stock on the date of grant.

     Mr. Sbordone was also granted an option effective April 26, 1994, pursuant to the Company's Stock Option Plan, covering 20,000 shares of Common Stock. The option vested as to 10,000 shares on April 26, 1995 and will vest as to the remaining shares on April 26, 1996. The exercise price of this option is $12.00, the market price of the Company's Common Stock on the date of grant.

Compensation Committee Report

     Compensation Philosophy. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

Base salary
- -----------

   - Establish base salaries that are competitive with those payable to executives holding comparable positions at similar-sized industrial companies

   - Provide periodic base salary increases as appropriate, consistent with the Company's overall operating and financial performance, with a view to rewarding successful individual performance and keeping pace with competitive compensation practices

Annual incentive
- ----------------

   - Encourage both superlative individual effort and effective "team play" by creating potential for earning annual incentive awards based in part on Company achievement of budgeted earning objectives and in part on achievement of individual performance objectives measuring the individual executive's contribution to the key performance targets of the internal business unit within which the executive functions or for which he is responsible

   - Set potential awards at levels that offer covered executives the opportunity to earn incentive amounts equal to a significant percentage (ordinarily at least 35% for the most senior executives) of their base salaries for full achievement of all Company and individual objectives, with the opportunity to selectively grant even larger awards to recognize outstanding individual performance

Long-term incentive
- -------------------

   - Facilitate the alignment of executives' interests with those of the Company's shareholders by providing opportunities for meaningful stock ownership

     Summary of Actions Taken with Respect to the Named Executive
Officers: At least once a year, and at more frequent periodic intervals when deemed necessary in individual cases, the Compensation Committee reviews the performance of the Company's executive officers with Messrs. Sbordone and Weber, the Chairman of the Board and Chief Executive Officer, respectively. The Compensation Committee also reviews the performance of Messrs. Sbordone and Weber at least once a year. The actions taken by the Compensation Committee for the year ended January 31, 1995 with respect to the named executive officers are described and discussed below.

     Base Salary. The Company has employment agreements with its principal executive officers (other than the Chairman of the Board) that provide for annual reviews of their base salary. At the end of the fiscal year ended 1995, the base salaries for Messrs. Sbordone, Weber, Branca, Goodyear and Holden were $100,00, $347,000, $140,000, $130,000 and $135,000, respectively. As of date of resignation during the fiscal year ended January 31, 1995, the base salaries for Messrs. McLaughlin and Cademartori were $158,000 and $150,000, respectively.

     Annual Incentive. Criteria for earning incentive awards pursuant to the Company's Incentive Compensation Plan for the fiscal year ended January 31, 1995 were established by the Compensation Committee early in the fiscal year, based in part on substantial achievement of the Company's budgeted earnings per share and in part on achievement of specified individual performance objectives (the "Individual Criteria").

     Based on the meeting of the earnings criteria and the report of an independent consultant who examined the Company's compensation policies, the Compensation Committee granted bonus awards to Messrs. Sbordone, Weber, Branca, Goodyear, Holden and Cademartori in the amount of $50,000, $232,000, $60,000, $80,000, $48,000 and $20,000,
respectively.

     Long-term incentive. During the year ended January 31, 1995 the Compensation Committee approved new option grants to a number of employees, including grants to Messrs. Sbordone, Weber, Branca, Goodyear, Holden and Cademartori in the amount of 20,000, 50,000, 10,000, 9,000, 8,000 and 11,000 shares, respectively.

                                   Glenn M. Feit
                                   Merril M. Halpern
                                   Jerome L. Katz



Compensation Committee Interlocks and Insider Participation


     Messrs. Feit, Halpern and Katz served on the Compensation
Committee for the entire fiscal year ended January 31, 1995.

     Mr. Feit is a member of the law firm of Proskauer Rose Goetz & Mendelsohn LLP, which provides legal services to the Company, and also owns 1,000 shares of the Company's common stock. Messrs. Halpern and Katz are minority stockholders, directors and Co-Chief Executive Officers of Charterhouse, which is a party to a consulting agreement with the Company (see "Certain Transactions" below) pursuant to which fees in the amount of $80,000 were paid by the Company during the fiscal year ended January 31, 1995. Each of Messrs. Halpern and Katz owns 105,579 shares of the Company's Common Stock.

Stock Price Performance Graph

     The following graph (shown below in tabular form as required by rule 304(d) of regulation S-T), compares on a cumulative basis the yearly percentage change, assuming quarterly dividend reinvestment over the last five fiscal years, in the total shareholder return on the Company's Common Stock, with a) the total return on the American Stock Exchange Market Value Index, which is being used as the required broad entity market index and b) the total return on a selected peer group index (the "Peer Group"). The Peer Group is an industrial subindice of the AMEX Market Value Index called the "Consumer Goods Index", in which the company is included for analytical purposes by the American Stock Exchange. The price of each unit has been set at $100 on January 31, 1990, for the purpose of preparation of the graph.


            Comparison of Five-Year Cumulative Total Return

         Among Charter Power Systems, Inc., AMEX Market Value
                         Index and Peer Group

             Performance Results through January 31, 1995


     Fiscal                                              Peer
      Year              C&D               AMEX           Group
     ------           -------            -------        -------

      1990             100.0              100.0          100.0
      1991             132.3               90.7           94.1
      1992             173.9              117.5          159.6
      1993             108.5              117.4          176.4
      1994             229.1              138.7          195.3
      1995             396.3              124.4          179.4

                         CERTAIN TRANSACTIONS

     Each of Messrs. Halpern and Katz, who is a director of the Company, is also a director, executive officer and stockholder of Charterhouse, and Mr. Fagan and Ms. Merrick are executive officers of Charterhouse (see "Management"). In addition, Electra Investment Trust P.L.C., Globe Venture Nominees Limited, Slough Parks Holdings Incorporated, Charterhouse Bank Limited, Charterhouse Finance Corporation Limited, and Merifin N.V., each of which is a stockholder of the Company, also are stockholders or affiliates of stockholders of Charterhouse (which, in the case of two of these stockholders, own nonvoting stock of Charterhouse). See "Principal Stockholders".

     Charterhouse is a party to an agreement with the Company, pursuant to which Charterhouse may be requested to provide consulting and financial advisory services to the Company in connection with the Company's efforts to identify, evaluate and, when it deems appropriate, complete prospective acquisitions, whether or not they have been identified or introduced to the Company by Charterhouse.
The agreement, which has been renewed for the fiscal year ending January 31, 1996, has a one-year term, and is automatically renewable for successive one-year periods unless terminated by either party upon 30 days written notice prior to its scheduled expiration. Approximately $80,000 was paid by the Company to Charterhouse pursuant to this agreement for the year ended January 31, 1995. The agreement provides that when the Company requests Charterhouse to perform services in connection with a prospective acquisition, the amount or basis of the compensation to be paid (which in no event may exceed an amount that would be charged for the same services by a nonaffiliated party in a comparable transaction), and the circumstances under which it will be paid, will be negotiated (on behalf of the Company by Messrs. Weber and Sbordone) and determined at the time the services are to be commenced, taking into account such factors as the amount, scope and complexity of the services to be performed and the size of the transaction and the financing therefor. The Company believes that the fees paid and payable to Charterhouse under this agreement have been and will continue to be no greater than the fees that would have been charged for the same services by a nonaffiliated party in an arms-length transaction.

     In June 1988, in connection with the sale by the Company to Mr. Alvine (who at the time was Vice Chairman of the Board and who is still the beneficial owner of more than 5% of the outstanding shares of Common Stock) of 316,515 shares of Common Stock (the "Alvine Shares") at the purchase price of $1,329,363, the Company loaned $1,326,198 to Mr. Alvine. The loan, which is evidenced by a note (the "Alvine Note"), does not bear interest, is due October 31, 1995 and is secured by the Alvine Shares.

     The Company has also agreed to make a non-interest bearing loan to Mr. Alvine in the amount of $1,274,500, representing a portion of the purchase price under a fully vested nonqualified option, expiring April 30, 1996, to purchase 211,010 shares of Common Stock at $6.04 per share. Any such loan will be payable in full eighteen months after it is made, and will be secured by the shares issued upon exercise of the option.

     In June 1989, the Company sold to Mr. Weber 60,000 shares of Common Stock for a total purchase price of $330,000 ($5.50 a share), payable in part by delivery of a promissory note in the amount of $329,400 (the "Weber Note"). The closing prices of a share of Common Stock on the American Stock Exchange were $6.75 and $6.125, respectively, on the dates of the grant and the sale. The Weber Note, which is secured by the shares purchased by Mr. Weber, bears interest at the rate of 6% per annum, is payable monthly, and is due on the earlier of April 30, 1998 or eighteen months after the termination of Mr. Weber's employment with the Company.

     The indebtedness of Messrs. Alvine and Weber referred to above is prepayable upon the sale of the shares securing it.

     In connection with the foregoing, Mr. Alvine was granted the right to a demand registration, and Mr. Weber was granted the right to a piggyback registration, at the expense of the Company, with respect to the above shares of Common Stock, which is effective during the period from May 1, 1994 through October 31, 1995.

     The Company entered into an agreement with Mr. Cademartori upon his leaving the Company in January 1995, pursuant to which the Company repurchased 5,300 shares of the Company's common stock from Mr.
Cademartori for his cost, or $86,602. See "Executive Compensation" above.

                RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending January 31, 1996 and recommends the ratification by the stockholders of that reappointment. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Coopers & Lybrand L.L.P. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he may desire.


                         STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to submit proposals at the 1996 Annual Meeting of Stockholders must submit such proposals to the Company no later than January 25, 1996. Stockholder proposals should be submitted to Charter Power Systems, Inc., 3043 Walton Road, Plymouth Meeting, Pennsylvania 19462 Attention: Vice President - Finance.

                             ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended January 31, 1995 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on May 22, 1995.

                            OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Glenn M. Feit
                                   Secretary

     STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY
                      CHARTER POWER SYSTEMS, INC.
        3043 Walton Road, Plymouth Meeting, Pennsylvania  19462
     Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 26, 1995.

   The undersigned hereby appoints GEORGE J. SBORDONE, MERRIL M. HALPERN and GLENN M. FEIT, or any of them, with the power of sub-stitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Charter Power Systems, Inc. (the "Corporation") held of record by the undersigned at the close of business on May 22, 1995 at the Annual Meeting of Stockholders to be held on Monday, June 26, 1995, and any adjournments thereof.

1. ELECTION OF DIRECTORS:
   ___    FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE
          CONTRARY BELOW):

     George J. Sbordone     David Beretta     A. Lawrence Fagan
       Glenn M. Feit      Merril M. Halpern     Jerome L. Katz
       Warren A. Law     Patricia R. Merrick     Alfred Weber

   ___    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
   NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
   ABOVE).


2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. as independent accountants:
   ___     FOR          ___     AGAINST          ___     ABSTAIN


              (Continued and to be SIGNED on other side)

(Continued from other side)

3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournments thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                                 Dated: ________________________, 1995

                                 _____________________________________
                                               Signature


                                 _____________________________________
                                        Signature, if held jointly

   Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

No postage is required if mailed in the United States of America.

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